FINWISE BANCORP REPORTS THIRD QUARTER 2023 RESULTS
- Net Income of $4.8 Million for Third Quarter of 2023 -
- Diluted Earnings Per Share of $0.37 for Third Quarter of 2023 -

MURRAY, UTAH, October 26, 2023 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended September 30, 2023.
Third Quarter 2023 Highlights
•Loan originations were $1.1 billion, compared to $1.2 billion for the quarter ended June 30, 2023, and $1.5 billion for the third quarter of the prior year
•Net interest income was $14.4 million, compared to $13.7 million for the quarter ended June 30, 2023, and $12.5 million for the third quarter of the prior year
•Net Income was $4.8 million, compared to $4.6 million for the quarter ended June 30, 2023, and $3.7 million for the third quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.37 for the quarter, compared to $0.35 for the quarter ended June 30, 2023, and $0.27 for the third quarter of the prior year
•Efficiency ratio was 51.3%, compared to 52.7% for the quarter ended June 30, 2023, and 42.3% for the third quarter of the prior year (1)
•Annualized return on average equity (ROAE) was 12.8%, compared to 12.8% in the quarter ended June 30, 2023, and 11.0% in the third quarter of the prior year
•Non-performing loans to total loans ratio was 3.2% for the quarter ended September 30, 2023, compared to 0.7% for the quarter ended June 30, 2023, and none for the third quarter of the prior year.
(1) See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

“We delivered yet another quarter of solid results driven by 16.2% quarter-over-quarter growth in our held for investment portfolio coupled with strong loan originations, even as macro conditions continued to deteriorate” said Kent Landvatter, Chairman, Chief Executive Officer and President of FinWise. “Our relentless focus on prudent underwriting and execution on our strategic priorities positions us to outperform as we remained profitable, and maintained above peer average capital and solid credit quality. As we look forward, given the impact of macro headwinds on the consumer, we expect that the challenging environment and industry-wide slowdown in loan originations may persist as we move to year end and into 2024. Beyond that, we will continue to focus on controlling our business by maintaining our disciplined and proven strategy to grow our portfolio responsibly while investing in our business to position the Company for long-term growth and shareholder value creation.”

Selected Financial Data
	For the Three Months Ended
($s in thousands, except per share amounts)	9/30/2023	6/30/2023	9/30/2022

Net Income	$4,804	$4,638	$3,654
Diluted EPS	$0.37	$0.35	$0.27
Return on average assets	3.7%	3.9%	3.9%
Return on average equity	12.8%	12.8%	11.0%
Yield on loans	17.40%	17.77%	18.94%
Cost of deposits	4.34%	4.02%	1.16%
Net interest margin	11.77%	12.14%	14.93%
Efficiency ratio(1)	51.3%	52.7%	42.3%
Tangible book value per share(2)	$12.04	$11.59	$10.44
Tangible shareholders’ equity to tangible assets(2)	27.1%	29.7%	34.8%
Leverage Ratio (Bank under CBLR)	22.1%	22.4%	24.9%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. The Company had no goodwill or other intangible assets as of any of the dates indicated. The Company has not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income
Net income was $4.8 million for the third quarter of 2023, compared to $4.6 million for the second quarter of 2023 and $3.7 million for the third quarter of 2022. The improvement over the prior quarter was primarily due to an increase in net interest income driven by growth in the loans held for investment portfolio and was partially offset by an impairment of our SBA servicing asset and a reduction in the fair value of the Company’s investment in Business Funding Group (“BFG”). The improvement over the prior year period was primarily due to an increase in net interest income driven by growth in the loans held for investment portfolio and a decrease in the provision for credit losses and was partially offset by an increase in non-interest expense, lower gain on sale of loans, and lower strategic program fees.

Net Interest Income
Net interest income was $14.4 million for the third quarter of 2023, compared to $13.7 million for the second quarter of 2023 and $12.5 million for the third quarter of 2022. The improvement over the prior quarter and prior year period was primarily due to increases in the Bank’s average balances for the loans held for investment portfolio and was partially offset by increases in interest expense being paid and average interest-bearing liability balances over the same periods.

Loan originations totaled $1.1 billion for the third quarter of 2023, compared to $1.2 billion for the prior quarter and $1.5 billion for the prior year period.

Net interest margin for the third quarter of 2023 was 11.77%, compared to 12.14% for the prior quarter and 14.93% for the prior year period. The decrease from the prior quarter was mainly due to a loan mix shift toward loans carrying lower yields in the held for investment portfolio and an increase in the volume of certificates of deposit. The decrease from the prior year period was primarily due to a reduction in average balances in the

Company’s loans held for sale portfolio along with a shift in the Company’s deposit portfolio mix from lower to higher costing deposits, partially offset by an increase in average balances for the Company’s loans held for investment portfolio.

Provision for Credit Losses
The Company’s provision for credit losses was $3.1 million for the third quarter of 2023, compared to $2.7 million for the prior quarter and $4.5 million for the prior year period. The increase from the prior quarter was mainly due to qualitative factor adjustments based on the increase of special mention, non-accrual and nonperforming assets primarily related to the SBA portfolio. The decrease from the third quarter of 2022 was primarily due to a reduction in strategic program loans held for investment, although the provision for the prior year period was calculated under the incurred loss model rather than the current expected credit loss methodology as required under ASU 2016-13 and is not necessarily comparable to the provisions charged in 2023.

Non-interest Income

	For the Three Months Ended
($ in thousands)	9/30/2023	6/30/2023	9/30/2022
Noninterest income:
Strategic Program fees	$3,945	$4,054	$5,136
Gain on sale of loans	357	700	1,923
SBA loan servicing fees	199	226	327
Change in fair value on investment in BFG	(500)	—	(100)
Other miscellaneous income	1,228	308	237
Total noninterest income	$5,229	$5,288	$7,523

Non-interest income was $5.2 million for the third quarter of 2023, compared to $5.3 million for the prior quarter and $7.5 million for the prior year period. The decrease from the prior quarter was primarily due to the change in the fair value of the Company’s investment in BFG and a decrease in the number of SBA 7(a) loans sold and was partially offset by an increase in other miscellaneous income primarily related to a $0.6 million gain on the resolution of a forbearance agreement in the Company’s SBA lending program. The decrease from the prior year period was mainly due to a reduction in gain on sale of loans primarily attributable to the Company’s increased retention of the guaranteed portion of SBA loans the Company originates to increase interest income which resulted in a corresponding decrease in gain on sale income. Lower fees associated with originations of Strategic Program loans and a decrease in the fair value of the Company’s investment in BFG also contributed to the decrease from the prior year period. The decrease was partially offset by an increase in other miscellaneous income primarily related to a gain on the resolution of a forbearance agreement in the Company’s SBA lending program.
Non-interest Expense

	For the Three Months Ended
($ in thousands)	9/30/2023	6/30/2023	9/30/2022
Non-interest expense
Salaries and employee benefits	$6,416	$6,681	$5,137
Professional services	750	1,305	1,701
Occupancy and equipment expenses	958	718	540
(Recovery) impairment of SBA servicing asset	337	(339)	(127)
Other operating expenses	1,609	1,634	1,218
Total noninterest expense	$10,070	$9,999	$8,469

Non-interest expense was $10.1 million for the third quarter of 2023, compared to $10.0 million for the prior quarter and $8.5 million for the prior year period. The increase from the prior quarter was primarily due to an impairment on the Company’s SBA servicing asset, partially offset by a reduction in professional services expense primarily from a reduction in consulting fees. The increase from the prior year was primarily due to an increase in salaries and employee benefits related to a higher number of employees, an impairment on the Company’s SBA servicing asset which did not occur in the prior year period, and an increase in other operating expenses primarily related to occupancy and equipment expense and was partially offset by a decrease in professional services expense primarily from a reduction in consulting fees.

The Company’s efficiency ratio was 51.3% for the third quarter of 2023, compared to 52.7% for the prior quarter and 42.3% for the prior year period.

Tax Rate
The Company’s effective tax rate was 26.1% for the third and second quarter of 2023, compared to 48.7% for the prior year period as the Company identified and corrected an error in the calculation of the Company’s tax provision during the third quarter of 2022 which the Company determined was not material to its net income for 2021 and 2022.

Balance Sheet
The Company’s total assets were $555.1 million as of September 30, 2023, an increase from $495.6 million as of June 30, 2023 and $385.6 million as of September 30, 2022. The increase from June 30, 2023 was primarily due to continued growth of deposits to support growth in the Company’s SBA loan portfolio, commercial non real estate portfolio, interest-bearing deposits, residential real estate loan portfolio, and Strategic Program loans held-for-sale. The increase in total assets compared to September 30, 2022 was primarily due to increases in deposits to support growth in the Company’s SBA loan portfolio, interest-bearing deposits, commercial non real estate portfolio, and commercial real estate loan portfolio.

The following table shows the loan portfolio as of the dates indicated:

	9/30/2023		6/30/2023		9/30/2022
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$219,305	65.0%	$189,028	65.0%	$127,455	60.6%
Commercial, non-real estate	34,044	10.1%	24,851	8.6%	10,204	4.8%
Residential real estate	34,891	10.3%	30,378	10.5%	34,501	16.4%
Strategic Program loans held for investment	20,040	5.9%	20,732	7.1%	26,684	12.7%
Commercial real estate	21,680	6.4%	18,677	6.4%	6,149	2.9%
Consumer	7,675	2.3%	6,993	2.4%	5,455	2.6%
Total period end loans	$337,635	100.0%	$290,659	100.0%	$210,448	100.0%
Note: SBA loans as of September 30, 2023, June 30, 2023 and September 30, 2022 include $112.5 million, $85.5 million and $42.6 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The held for investment balance on Strategic Programs with annual interest rates below 36% as of September 30, 2023, June 30, 2023 and September 30, 2022 was $4.4 million, $5.5 million and $10.2 million, respectively.

Total loans receivable as of September 30, 2023 were $337.6 million, an increase from $290.7 million and $210.4 million as of June 30, 2023 and September 30, 2022, respectively. The increase compared to June 30, 2023 and September 30, 2022 was primarily due to increases in the SBA 7(a) and commercial loan portfolios.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	9/30/2023		6/30/2023		9/30/2022
($s in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$94,268	24.4%	$93,347	28.1%	$97,654	42.0%
Interest-bearing deposits:
Demand	87,753	22.7%	46,335	13.9%	55,152	23.6%
Savings	8,738	2.3%	9,484	2.9%	7,252	3.1%
Money market	15,450	3.9%	14,473	4.3%	12,281	5.3%
Time certificates of deposit	180,544	46.7%	168,891	50.8%	60,499	26.0%
Total period end deposits	$386,753	100.0%	$332,530	100.0%	$232,838	100.0%

Total deposits as of September 30, 2023 increased to $386.8 million from $332.5 million and $232.8 million as of June 30, 2023 and September 30, 2022, respectively. The increase from June 30, 2023 was driven primarily by an increase in brokered interest-bearing demand deposits and brokered time certificate of deposits. The increase from September 30, 2023 was driven primarily by an increase in brokered time certificate of deposits and brokered interest-bearing demand deposits. As of September 30, 2023, 31.7% of deposits at the Bank level were uninsured, compared to 36.3% as of June 30, 2023. As of September 30, 2023, 7.0% of total bank deposits were required under the Company’s Strategic Program agreements and an additional 10.6% were associated with other accounts owned by the Company or the Bank.

Total shareholders’ equity as of September 30, 2023 increased $3.0 million to $150.4 million from $147.4 million at June 30, 2023. Compared to September 30, 2022, total shareholders’ equity increased by $16.1 million from $134.3 million. The increase from June 30, 2023 and September 30, 2022 was primarily due to the Company’s net income, partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	9/30/2023	6/30/2023	9/30/2022	Well-Capitalized Requirement
Leverage Ratio	22.1%	22.4%	24.9%	9.0%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of September 30, 2023.

Share Repurchase Program
As of September 30, 2023, the Company has repurchased a total of 644,241 shares for $5.9 million, completing the Company’s share repurchase program announced in August 2022.
Asset Quality
Nonperforming loans were $10.7 million, or 3.2% of total loans receivable, as of September 30, 2023, compared to $1.9 million or 0.7% of total loans receivable, as of June 30, 2023 and none as of September 30, 2022. The increase from the prior periods was primarily attributable to several loans in the SBA 7(a) loan portfolio moving to non-accrual status due mainly to the negative impact of elevated interest rates and the slowdown of consumer spending on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held for investment was 3.8% as of September 30, 2023 compared to 4.2% as of June 30, 2023 and 5.6% as of

September 30, 2022. The Company’s increased retention most of the originated guaranteed portions in its SBA 7(a) loan program has been the primary factor in the decrease in this ratio from the prior quarter and year.

For the third quarter of 2023, the Company’s net charge-offs were $2.2 million, compared to $2.4 million for the prior quarter and $3.1 million for the prior year period. The decrease compared to the prior quarter was primarily due to a large recovery in the Company’s commercial real estate portfolio. The decrease compared to the third quarter of 2022 was primarily due to lower net charge-offs related to strategic program loans and the large recovery in the Company’s commercial real estate portfolio.

The following table presents a summary of changes in the allowance for credit losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	9/30/2023	6/30/2023	9/30/2022
Allowance for Credit Losses:
Beginning Balance(1)	$12,321	$12,034	$10,602
Provision for Credit Losses	2,910	2,675	4,457
Charge offs*
Construction and land development	—	—	—
Residential real estate	—	(121)	(36)
Residential real estate multifamily	—	—	—
Commercial real estate	(31)	—	(205)
Commercial and industrial	(107)	(66)	(18)
Consumer	(28)	(19)	(4)
Lease financing receivables	—	—	—
Strategic Program loans	(2,748)	(2,516)	(3,070)
Recoveries*
Construction and land development	—	—	—
Residential real estate	3	81	6
Residential real estate multifamily	—	—	—
Commercial real estate	389	—	—
Commercial and industrial	18	1	3
Consumer	2	—	—
Lease financing receivables	—	—	—
Strategic Program loans	257	252	233
Ending Balance	$12,986	$12,321	$11,968

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	9/30/2023	6/30/2023	9/30/2022
Nonperforming loans**	$10,703	$1,809	$—
Nonperforming loans to total loans held for investment	3.2%	0.7%	—%
Net charge offs to average loans held for investment	2.8%	3.4%	5.8%
Allowance for credit losses to loans held for investment	3.8%	4.2%	5.6%
Net charge offs	$2,245	$2,388	$3,091
(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.
*Charge offs and recoveries for the three months ended September 30, 2022 have been reclassified in accordance with the credit loss model adopted by the Company on January 1, 2023.

**Nonperforming loans as of September 30, 2023 and June 30, 2023 include $4.7 million and $1.1 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Definitive Agreement
On July 25, 2023, the Company entered into a definitive agreement with BFG and four members of BFG to acquire an additional 10% of its membership interests in exchange for 372,132 shares of the Company’s stock, subject to regulatory approval and other customary closing conditions. Upon closing, the Company’s total equity ownership of BFG will increase to 20%. The transaction has not been closed, or terminated.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the third quarter of 2023. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://viavid.webcasts.com/starthere.jsp?ei=1617288&tp_key=1595442015.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information

The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts
investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (c) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) adverse developments in the banking industry associated with high-profile bank failures and the potential impact of such developments on customer confidence, liquidity, and regulatory responses; (g) system failure or cybersecurity breaches of the Company’s network security; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (j) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (q) changes in the value of collateral securing the Company’s loans; (r) possible increases in the Company’s levels of nonperforming assets; (s) potential losses from loan defaults and nonperformance on loans; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (v) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (w) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (x) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (y) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (z) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (aa) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (bb) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (cc) the Company’s dependence on its management team and changes in management composition; (dd) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (ee) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (ff) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (gg) results of examinations of the Company by its regulators, including the possibility that its regulators may, among other things, require the Company to increase its ACL or to write-down assets; (hh) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (ii) further government intervention in the U.S. financial system; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; (ll) the possibility that the proposed acquisition of BFG equity interests does not close when expected or at all because required regulatory approvals are not received or other conditions to closing are not satisfied on a timely basis or at all; (mm) that the Company may be required to modify the terms and conditions of the proposed acquisition to obtain regulatory approval; (nn) that the anticipated benefits of the proposed acquisition are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and BFG do business; and (oo) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands; Unaudited)

	As of
	9/30/2023	6/30/2023	9/30/2022

ASSETS
Cash and cash equivalents
Cash and due from banks	$379	$369	$410
Interest-bearing deposits	126,392	118,674	92,053
Total cash and cash equivalents	126,771	119,043	92,463
Investment securities held-to-maturity, at cost	15,840	14,403	13,925
Investment in Federal Home Loan Bank (FHLB) stock, at cost	476	476	449
Strategic Program loans held-for-sale, at lower of cost or fair value	45,710	42,362	43,606
Loans receivable, net	324,197	277,663	197,720
Premises and equipment, net	14,181	13,154	9,595
Accrued interest receivable	2,711	2,316	1,672
Deferred taxes, net	—	—	2,164
SBA servicing asset, net	4,398	5,233	5,269
Investment in Business Funding Group (BFG), at fair value	4,000	4,500	4,500
Operating lease right-of-use (“ROU”) assets	4,481	4,668	6,691
Income tax receivable, net	1,134	2,355	—
Other assets	11,157	9,452	7,515
Total assets	$555,056	$495,625	$385,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$94,268	$93,347	$97,654
Interest-bearing	292,485	239,183	135,184
Total deposits	386,753	332,530	232,838
Accrued interest payable	581	466	30
Income taxes payable, net	—	—	1066
Deferred taxes, net	234	140	—
PPP Liquidity Facility	221	252	345
Operating lease liabilities	6,545	6,792	7,249
Other liabilities	10,320	7,997	9,756
Total liabilities	404,654	348,177	251,284

Shareholders’ equity
Common Stock	12	13	13
Additional paid-in-capital	50,703	52,625	55,113
Retained earnings	99,687	94,810	79,159
Total shareholders’ equity	150,402	147,448	134,285
Total liabilities and shareholders’ equity	$555,056	$495,625	$385,569

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	9/30/2023	6/30/2023	9/30/2022
Interest income
Interest and fees on loans	$15,555	$14,355	$12,481
Interest on securities	88	77	52
Other interest income	1,569	1,437	290
Total interest income	17,212	15,869	12,823

Interest expense
Interest on deposits	2,801	2,194	303
Interest on PPP Liquidity Facility	—	—	1
Total interest expense	2,801	2,194	304
Net interest income	14,411	13,675	12,519

Provision for credit losses(1)	3,070	2,688	4,457
Net interest income after provision for credit losses	11,341	10,987	8,062

Non-interest income
Strategic Program fees	3,945	4,054	5,136
Gain on sale of loans, net	357	700	1,923
SBA loan servicing fees	199	226	327
Change in fair value on investment in BFG	(500)	—	(100)
Other miscellaneous income	1,228	308	237
Total non-interest income	5,229	5,288	7,523

Non-interest expense
Salaries and employee benefits	6,416	6,681	5,137
Professional services	750	1,305	1,701
Occupancy and equipment expenses	958	718	540
(Recovery) impairment of SBA servicing asset	337	(339)	(127)
Other operating expenses	1,609	1,634	1,218
Total non-interest expense	10,070	9,999	8,469
Income before income tax expense	6,500	6,276	7,116

Provision for income taxes	1,696	1,638	3,462
Net income	$4,804	$4,638	$3,654

Earnings per share, basic	$0.38	$0.36	$0.28
Earnings per share, diluted	$0.37	$0.35	$0.27

Weighted average shares outstanding, basic	12,387,392	12,603,463	12,784,298
Weighted average shares outstanding, diluted	12,868,207	12,989,530	13,324,059
Shares outstanding at end of period	12,493,565	12,723,703	12,864,821

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands; Unaudited)

	For the Three Months Ended
	9/30/2023			6/30/2023				9/30/2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate		Average Balance		Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$116,179	$1,569	5.36%	$113,721	$1,437	5.07%		$59,337		$290	1.95%
Investment securities	14,958	88	2.34%	14,137	77	2.19%		12,418		52	1.67%
Loans held for sale	38,410	3,823	39.49%	41,390	3,860	37.41%		50,516		4,533	35.89%
Loans held for investment	316,220	11,732	14.72%	282,686	10,495	14.89%		213,080		7,948	14.92%
Total interest earning assets	485,767	17,212	14.06%	451,934	15,869	14.08%		335,351		12,823	15.30%
Non-interest earning assets	27,240			21,825				21,858
Total assets	$513,007			$473,759				$357,209
Interest bearing liabilities:
Demand	$48,303	$483	3.96%	$44,097	$426	3.88%		$11,857		$113	3.81%
Savings	9,079	17	0.74%	7,334	10	0.56%		7,514		1	0.05%
Money market accounts	15,140	142	3.73%	13,982	109	3.12%		20,615		29	0.56%
Certificates of deposit	183,273	2,159	4.67%	153,662	1,649	4.30%		64,789		160	0.99%
Total deposits	255,795	2,801	4.34%	219,075	2,194	4.02%		104,775		303	1.16%
Other borrowings	235	—	0.35%	267	—	0.35%		360		1	0.35%
Total interest bearing liabilities	256,030	2,801	4.34%	219,342	2,194	4.01%		105,135		304	1.16%
Non-interest bearing deposits	92,077			95,257				102,575
Non-interest bearing liabilities	16,299			14,206				17,542
Shareholders’ equity	148,601			144,954				131,957
Total liabilities and shareholders’ equity	$513,007			$473,759			$357,209	$357,209
Net interest income and interest rate spread		$14,411	9.72%		$13,675	10.07%			$12,519	$12,519	14.14%
Net interest margin			11.77%			12.14%					14.93%
Ratio of average interest-earning assets to average interest- bearing liabilities			189.73%			206.04%					318.97%

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; Unaudited)

	As of and for the Three Months Ended
	9/30/2023	6/30/2023	9/30/2022
Selected Loan Metrics
Amount of loans originated	$1,061,327	$1,156,141	$1,506,100
Selected Income Statement Data
Interest income	$17,212	$15,869	$12,823
Interest expense	2,801	2,194	304
Net interest income	14,411	13,675	12,519
Provision for credit losses	3,070	2,688	4,457
Net interest income after provision for credit losses	11,341	10,987	8,062
Non-interest income	5,229	5,288	7,523
Non-interest expense	10,070	9,999	8,469
Provision for income taxes	1,696	1,638	3,462
Net income	4,804	4,638	3,654
Selected Balance Sheet Data
Total Assets	$555,056	$495,625	$385,569
Cash and cash equivalents	126,771	119,043	92,463
Investment securities held-to-maturity, at cost	15,840	14,403	13,925
Loans receivable, net	324,197	277,663	197,720
Strategic Program loans held-for-sale, at lower of cost or fair value	45,710	42,362	43,606
SBA servicing asset, net	4,398	5,233	5,269
Investment in Business Funding Group, at fair value	4,000	4,500	4,500
Deposits	386,753	332,530	232,838
Total shareholders' equity	150,402	147,448	134,285
Tangible shareholders’ equity (1)	150,402	147,448	134,285
Share and Per Share Data
Earnings per share - basic	$0.38	$0.36	$0.28
Earnings per share - diluted	$0.37	$0.35	$0.27
Book value per share	$12.04	$11.59	$10.44
Tangible book value per share (1)	$12.04	$11.59	$10.44
Weighted avg outstanding shares - basic	12,387,392	12,603,463	12,784,298
Weighted avg outstanding shares - diluted	12,868,207	12,989,530	13,324,059
Shares outstanding at end of period	12,493,565	12,723,703	12,864,821
Capital Ratios
Total shareholders' equity to total assets	27.1%	29.7%	34.8%
Tangible shareholders’ equity to tangible assets (1)	27.1%	29.7%	34.8%
Leverage Ratio (Bank under CBLR)	22.1%	22.4%	24.9%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	Three Months Ended
	9/30/2023	6/30/2023	9/30/2022
($s in thousands)
Non-interest expense	$10,070	$9,999	$8,469
Net interest income	14,411	13,675	12,519
Total non-interest income	5,229	5,288	7,523
Adjusted operating revenue	$19,640	$18,963	$20,042
Efficiency ratio	51.3%	52.7%	42.3%